EXHIBIT  1.1

                           SHARE  PURCHASE  AGREEMENT

       THIS SHARE PURCHASE AGREEMENT made as of the 17th day of March , 2005, by and between:

       ISLAND RESIDENCES CLUB, with an address at Box 1947, Noosa Heads, Queensland, Australia ("SELLER");

       and

       MERIDIAN PACIFIC INVESTMENTS HK LTD., with an address at   ("PURCHASER").


                             W  I  T  N  E  S  S  E  T  H:

       WHEREAS, Seller is the Island Residences Club, Inc a Delaware corporation ("Corporation"), which Corporation has issued capital stock of 4,000,000 shares of common stock at $.0001 par value ("Shares"), as more fully described in the attached Exhibit A.

       WHEREAS, Purchaser desires to purchase the Shares from Seller and Seller desires to sell such Shares upon the terms and conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and sale of the Corporation's Shares, it is hereby agreed, as follows:

       1.0  Transfer  of  Shares.

       SELLER hereby authorizes and issues 4,000,000 of its common shares to PURCHASER in consideration of TEN MILLION DOLLARS ($10,000,000) in exchange for the transfer of four million shares of PT Island Concepts Indonesia Tbk and four million rights to the SELLER. The rights are issued as stay entitlements in the Bali Island Villas in Seminyak, Bali. These Villas have been developed by and are operated by, PT Island Concepts Indonesia for The Island Residences Club.

       2.0  Representations  and  Warranties  of  SELLER.

       SELLER  hereby  represents  and  warrants  to  PURCHASER  that:

       2.1 Authority. SELLER has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by constitutes a valid and binding instrument, enforceable in accordance with its terms.

       2.2 Compliance with Other Instruments. The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which SELLER is a party or by which SELLER is bound.

       2.3 Title to SELLER'S shares in ISLAND RESIDENCES CLUB. SELLER is the legal and beneficial owner of its shares and has good and marketable title thereto, free and clear of any liens, claims, rights and encumbrances.

       3.0 Representations and Warranties of PURCHASER. PURCHASER hereby unconditionally represents and warrants to SELLER that:

       3.1 Authority. PURCHASER has the power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by PURCHASER and constitutes a valid and binding instrument, enforceable in accordance with its terms.

       3.2 Compliance with Other Instruments. The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which PURCHASER is a party or by which PURCHASER is bound.

       3.3 Rule 144 Restriction. PURCHASER hereby agrees that such shares are restricted pursuant to Rule 144 and therefore subject to Rule 144 resale requirements.

       4.0 Notices. Notice shall be given by certified mail, return receipt requested, the date of notice being deemed the date of postmarking. Notice, unless either party has notified the other of an alternative address as provided hereunder, shall be sent to the address as set forth herein.
       5.0 Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Delaware.

       6.0 Severability. In the event that any term, covenant, condition, or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or Agreement shall in no way affect any other term, covenant, condition or provision or Agreement contained herein, which shall remain in full force and effect.

       7.0 Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement has been entered into after full investigation.

       8.0 Invalidity. If any paragraph of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or effect any other clause, Paragraph, section or part of this Agreement.

       9.0 Gender and Number. Words importing a particular gender mean and include the other gender and words importing a singular number mean and include the plural number and vice versa, unless the context clearly indicated to the contrary.

       10.0 Amendments. No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, except as herein otherwise provided.

       11.0 No Assignments. Neither party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

                               [SIGNATURE  PAGE  FOLLOWS]



       IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have signed this Agreement by their duly authorized officers the day and year first above written.
                                 ISLAND  RESIDENCES  CLUBS,INC


                                 By:  _____________________________
                                 Name:  John  Kennerly
                                 Title:  Director

                                 MERIDIAN  PACIFIC  INVESTMENTS  HK  LTD.


                                 By:  _____________________________
                                 Name:  Graham  Bristow
                                 Title:  Director